MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.

FILE # 811-5723

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/23/01	CNOOC Limited	$1,287,440.	$25,293,360,400.	First Boston
06/12/01	Embraer Aircraft ADR	$739,100.	$577,173,926.4	Morgan Stanley

		$	$
		$	$